Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(5)

(Form Type)

Chinook Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Fees to be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(r)	—	—	$150,000,000	$0.00011020	$16,530

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$150,000,000	—	$16,530

	Total Fees Previously Paid				—	—	—

	Total Fee Offsets				—	—	—	$—

	Net Fee Due				—	—	—	$16,530

(1)

Consists of shares to be issued pursuant to that certain Sales Agreement dated April 7, 2021 (as amended by Amendment No. 1 dated November 10, 2022), by and among the Company, SVB Securities LLC (previously known as SVB Leerink LLC) and Cantor Fitzgerald & Co.

(2)

Calculated in accordance with Rule 457(c) and Rule 457(r) under the Securities Act of 1933, as amended. Represents payment of registration fees previously deferred in connection with the Registration Statement on Form S-3ASR (Registration No. 333-265168).